Exhibit 10.33

MASTER LEASE AGREEMENT

This Master Lease Agreement (this “Master Lease Agreement”) is made this 24th day of October 2008.

Between the undersigned:

(1)	DB ENERGY TRADING LLC (“DB”), a Delaware Corporation, having its offices at 60 Wall Street, New York, NY 10036, hereinafter referred to as the “Lessor”.

(2)	AGY HOLDING CORP., a Delaware corporation, having its offices at 2558 Wagener Road, Aiken, South Carolina, 29801, hereinafter referred to as the “Lessee”.

Whereas:

1.	Pursuant to a tripartite agreement entered into on the date hereof between Lessor, Lessee and Owens Corning (the “Tripartite Agreement”), Lessor acquired the Lease Metal and Lessee agreed to enter into this Master Lease Agreement.

2.	Lessor wishes to lease the Metal to Lessee and Lessee wishes to lease the Metal from Lessor, in each case on the terms of this Master Lease Agreement.

Now, therefore, the parties agree as follows:

1.	Defined Terms

1.1	Capitalized terms used herein that are not otherwise defined herein shall be as defined in the Tripartite Agreement.

1.2	“Additional Metal” means additional Metal (or other material) needed to complete the fabrication or refabrication of a Metal Unit. Metal (or other material) subject to any Lien or other third party right can never be used as Additional Metal.

1.3	“Aggregate Lease Amount” means 19,057 ounces of platinum and 3,308 ounces of rhodium, each in Pure Metal form.

1.4	“AGY Unallocated Metal Account” means that certain pool account maintained by Owens Corning for AGY’s CFM metal, with such account located at Owens Corning’s Concord, North Carolina, facility.

1.5	“Alloy” means platinum and rhodium, each in Pure Metal form, which through an appropriate formula are combined and will be fabricated into manufacturing parts, namely bushings, to make glass fiber. The relative percentages of the platinum and rhodium in the Alloy are set forth on Schedule 5. Alloy delivered at the Closing Date to the Lessee or at return to the Lessor may not have contaminants in excess of the purity acceptance standards. Any provisions hereof which relate to the requirement to provide specific quantities of Alloy will, therefore, from time to time refer to the aggregate quantities of the constituent rhodium and platinum in Pure Metal form based upon the proportions set forth in Schedule 5.

Portions of this Exhibit, as indicated by [***], are omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.6	“Audit Report” means the audit report prepared by DB, approved by OC and dated October , 2008 setting out (i) the quantity of Lease Metal; (ii) the location of the Lease Metal (both Metal Units and Unallocated Metal); and (iii) the serial numbers of the Metal Units.

1.7	“Benchmark Value” means spot rate announced by Johnson Matthey Base Price at 9:30 a.m. as at a certain date.

1.8	“Business Day” means a day where the banks are open for business in London and New York.

1.9	“Closing Date” means the date DB delivers the Consideration under Tripartite Agreement , such date to be no earlier than two (2) days from the Effective Date.

1.10	“Commencement Date” has the meaning set forth in Section 3.1.4.

1.11	“Consideration” means the Consideration transferred by the Lessee to the Lessor in accordance with Section 2.2 of the Tripartite Agreement.

1.12	“DB Unallocated Metal Account” means the Johnson Matthey, West Whiteland Pennsylvania unallocated metal account with account number 63008/01 in the name of DB Energy Trading LLC.

1.13	“Default” means any event or circumstance specified in Section 7.

1.14	“Dispute” has the meaning set forth in Section 14.1.

1.15	“Effective Date” means the date of this Agreement.

1.16	“Facilities” means the Lessee’s plants located at 1200 Susquehanna Ave., Huntingdon, Pennsylvania 15625 and the bushing refabrication facility for Owens Corning located at 4535 Enterprise Drive, Concord, NC 28027, each individually a “Facility”

1.17	“Initial Lease” has the meaning attributed to it in Section 3.1.

1.18	“Initial Lease Term” means the term of the Initial Leases, with such term being for no longer than a period of twelve months.

1.19	“Lease” means a lease agreement between Lessor and Lessee for a portion of the Lease Metal (consisting of Metal Units and Unallocated Metal, if any) entered into pursuant to the terms this Master Lease Agreement and includes an Initial Lease and a Lease Amendment or Renewal.

1.20	“Lease Amendment or Renewal” means the lease amendment or renewal entered into between the Lessor and Lessee in relation to an existing Lease and substantially in the form set out in Exhibit B hereto.

1.21	“Lease Commitment Period” means the period commencing on the Closing Date and ending 36 months thereafter.

1.22	“Lease Expiration Date” has the meaning attributed to it in Section 3.1.5.

1.23	“Lease Fee” has the meaning set forth in Section 4.3.

1.24	“Lease Metal” means Metal, the details of which are contained in the Audit Report and consists of Metal Units and Unallocated Metal (if any).

1.25	“Lease Month” means the period started on the 10th day of any calendar month and ending on the 9th day of the following calendar month.

1.26	“Lease Rate” has the meaning set forth in Section 3.1.6.

1.27	“Lease Rate Index” has the meaning set forth in Section 4.3.

1.28	“Lease Term” means, subject to Section 2.4 hereof, the Initial Lease Term or the then applicable Renewal Lease Term, as appropriate.

1.29	“Lessee” has the meaning set forth in the introductory paragraph to this Master Lease Agreement.

1.30	“Lessor” has the meaning set forth in the introductory paragraph to this Master Lease Agreement.

1.31	“Lien” means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, adverse claim or interest, easement , covenant, encroachment, servitude, option, lien, put or call right, right of first refusal, voting right, charge or other restrictions or limitations of any nature whatsoever.

1.32	“Location” has the meaning set forth in Section 3.1.3.

1.33	“Margin” has the meaning set forth in Section 4.3.

1.34	“Master Lease Agreement” has the meaning set forth in the introductory paragraph to this Master Lease Agreement.

1.35	“Metal” means Alloy or Pure Metal whether in the form of sponge, bar, bushings or recovery material.

1.36	“Metal Unit” means each bushing together with the attached furnace each identified by the serial numbers as set out in Schedule 4 and any subsequent bushings fabricated or re-fabricated using the Metals contained therein. Schedule 4 shall be amended to reflect the serial numbers any subsequent fabricated or refabricated bushings.

1.37	“OC” means Owens Corning, a Delaware limited liability company whose registered office is at On Owens Corning Parkway, Toledo, OH 43659.

1.38	“OC Unallocated Metal Account” means the Johnson Matthey, West Whiteland Pennsylvania unallocated metal account with account number 61754/01 in the name of Owens Corning.

1.39	“Pure Metal” means (i) rhodium meeting the standards set forth in Schedule 1 for Grade 99.90% pure rhodium and (ii) platinum meeting the standards set forth in Schedule 2 for Grade 99.95% pure platinum.

1.40	“Quantity” has the meaning set forth in Section 3.1.2.

1.41	“Renewal Lease Term” means a period of no less than one month and no more than twelve months as specified in the Lease Amendment or Renewal and commencing on the expiry of the applicable Initial Lease Term; provided, however, that no Renewal Lease Term shall extend beyond the end of the Lease Commitment Period.

1.42	“Return Location” means the Lessor’s unallocated pool account with Johnson Matthey, Valley Forge PA.

1.43	“Specified Agreements” means (i) that certain insurance policy issued by Factory Mutual Insurance Company naming DB as the sole loss payee, (ii) that certain tri-partite agreement between OC, AGY and DB dated as of October 24, 2008 and (iii) collateral access agreements that may be entered into from time to time between DB and third parties pursuant to Section 5.

1.44	“Tripartite Agreement” means that certain tripartite agreement, dated the Effective Date, among OC, AGY Holding Corp and DB.

1.45	“Unallocated Metal” means Metal forming part of the Lease Metal which is contained in an Unallocated Metal Account or the OC Unallocated Metal Account on the Closing Date or the relevant Commencement Date.

1.46	“Unallocated Metal Account” means the AGY Unallocated Metal Account, the DB Unallocated Metal Account and/or the OC Unallocated Metal Account as applicable.

2.	Object of this Master Lease Agreement

2.1	The purpose of this Master Lease Agreement is to provide the terms and conditions under which the Lessor and the Lessee will enter into Leases from time to time whereby the Lessor shall make available to the Lessee under each Lease an amount of the Lease Metal and, upon the aggregation of all outstanding Leases, the Aggregate Lease Amount. The Metal, the Quantity to be leased, Location, the Lease Term, the Commencement Date, the Lease Expiration Date, the Lease Fee and the Benchmark Value shall be as specified in a Lease in the form of Exhibit A hereto or Lease Amendment or Renewal in the form of Exhibit B hereto, in each case, executed by each of the Lessor and the Lessee. This Master Lease Agreement, each Lease and all amendments thereto shall constitute a single contract.

2.2	The Lessee will not sublease any of the Lease Metal to any third party or allow the Lease Metal to be removed from the Facilities other than in accordance with Section 5 for purposes of being refabricated into new Metal Units.

2.3	The Lessee agrees to return the same Quantity of the Lease Metal as is leased to it upon the termination of the Lease Term in accordance with Section 6.1 unless the lease is renewed in accordance with Section 2.4. In lieu of physically returning Metal, at the end of a Lease Term, the Lessee may make payment for that Metal in immediately available funds in an amount equal to the Benchmark Value of that Metal determined as of two Business Days prior to the termination of the applicable Lease Term.

2.4

Provided that no Initial Lease Term or Renewal Lease Term shall have a Lease Expiration Date later than the end of the Lease Commitment Period, the Lessee shall be entitled to request that any Lease is renewed for one (or more successive) Renewal Lease Term(s) by communicating its desire to renew by electronic transmission (the “Renewal Notice”) to the Lessor no less than two (2) Business Days prior to the expiry of the Initial Lease Term. Upon receipt of a Renewal

Notice, the Lessor shall promptly return a communication by electronic transmission indicating its consent or refusal to renew the relevant Lease; such consent to renew shall not be unreasonably withheld. For the avoidance of doubt the occurrence of a Default shall without limitation be reasonable grounds to refuse to renew a Lease.

2.6	Notwithstanding anything to the contrary set forth in this Master Lease Agreement, the Lessor shall not be obligated to lease any Metal to the Lessee in excess of the Aggregate Lease Amount or after the end of the Lease Commitment Period.

2.7	At the Effective Date, separate Leases (in the form of Exhibit A) will be executed for a portion of the Lease Metal contained at the Facilities in the form of Metal Units and/or Unallocated Metal.

2.8	Without in anyway limiting Lessor’s rights under this Master Lease Agreement or under any Lease, in the event that the Master Lease Agreement or any Lease is subsequently recharacterized to be not a true lease but rather a capitalized lease or a secured financing, the Lessee shall hereby be deemed to have granted to Lessor a first-priority security interest in the Lease Metal leased under any Lease, whether in its possession or control and wherever located, which security interest shall attach upon delivery by Lessor of such Lease Metal to the Lessee in accordance with this Master Lease Agreement. The Lessee hereby authorizes Lessor to prepare and file UCC-1 financing statements that Lessor deems necessary in order to perfect and maintain the perfection of such security interest in the event that this Lease has been recharacterized.

2.9	Both parties acknowledge that this is a true lease in which Lessor retains absolute and unencumbered title to the Metal leased hereunder. The Lessee shall not permit any commingling of Lease Metal with material belonging to the Lessee or any third party except as provided in Section 5. Other than any interests created by the Lessee in favor of the Lessor, at no time shall the Lessee have, or have the ability to create in favor of any third party, any property or other interest in the Lease Metal or otherwise dispose of or encumber any of the Lease Metal.

3.	Details of the Lease

3.1	The Initial Lease or Leases (which shall be substantially in the form of Exhibit A) shall be executed and delivered by the Lessor and the Lessee on the Effective Date (the “Initial Leases,” each an “Initial Lease”) and shall be effective as of the Closing Date and shall contain the following information:

3.1.1	the Metal (Metal Units and/or Unallocated Metal) subject to the Lease and the composition and quality of such Metal which shall be set out in a schedule to the Lease and such schedule shall be updated on a monthly basis;

3.1.2	the quantity of the Metal, in troy ounces (the “Quantity”);

3.1.3	the location (which must be the Facilities) where the Lessor is to be deemed to have delivered the leased Metal to the Lessee (the “Location”);

3.1.4	the date such Metal is to be deemed to be delivered to the Lessee at the Location (each such date a “Commencement Date”), and the Commencement Date with regard to the Initial Leases shall be the Closing Date;

3.1.5	the Lease Term which shall begin on the Commencement Date and shall terminate on the date on which the Metal is to be returned to the Lessor at the Return Location (the “Lease Expiration Date”); and

3.1.6	the Lease Rate which is the sum of the Lease Rate Index plus Margin.

3.2	Any Lease Amendment or Renewal which the Lessor consents to in accordance with Section 2.4 shall contain the information set out in Sections 3.1.1 to 3.1.6.

3.3	The lease information, modification or renewal shall be notified to the Lessee two (2) Business Days in advance of the Commencement Date.

3.4	In the event of any inconsistency between the terms of this Master Lease Agreement and the terms of any Lease or amendment thereto that has been executed by both parties, the terms of the Lease or such executed amendment shall prevail.

4.	Lease Fee

4.1	The Lease Fee for any Lease Metal, or the relevant portion of Lease Metal, will be payable monthly in arrears on the tenth day following the end of each Lease Month of the Lease and on the Termination Date (each, a “Payment Date”). In the event that a Payment Date does not fall on a Business Day, the Lease Fee for that Lease Month shall be payable on the first Business Day preceding that Payment Date.

4.2	In the event that the period between the Commencement Date and the first Payment Date and/or the period between the penultimate Payment Date and the Termination Date is not a Lease Month, the Lease Fee shall be apportioned accordingly.

4.3	The Lessee shall pay to the Lessor on the Payment Date a monthly fee (“Lease Fee”) for the Lease calculated (on the basis of a 360-day year and actual days per month) by multiplying:

(i)	the Quantity of leased Metal (determined on the basis of the Pure Metal equivalent) subject to the Lease,

by

(ii)	the Lease Rate

by

(iii)	the Value of the leased Metal

Where:

the “Value” means the Benchmark Value two Business Days prior to the Commencement Date;

the “Lease Rate Index” means the offered rate for Platinum and Rhodium as published two Business Days prior to the commencement of the applicable Lease Term on Deutsche Bank’s Daily Precious Metal Rates Sheet; and

the “Margin” is [***] Platinum and [***] for Rhodium.

5.	Delivery, Refabrication and Fabrication of Metal

5.1	The actual Quantity of Metal that shall be deemed delivered by the Lessor under the Leases on the Closing Date will be determined and computed with regard to the Consideration transferred to OC pursuant to the Tripartite Agreement and shall be deemed to be the Metal owned by Lessor that is already contained in the Metal Units at the relevant Facilities as described and in accordance with the provisions of Schedule 4 hereto and/or currently credited to an Unallocated Metal Account and such Metal so determined shall be taken into account and shall be declared to satisfy the required Aggregate Lease Amount.

5.2	Lessee shall be allowed to refabricate a Metal Unit into a new Metal Unit (“Refabrication”) provided it:

5.3	gives the Lessor at least 5 days notice of its intention to refabricate the Metal Unit(s) specifying the serial number of the Metal Unit(s) to be refabricated and it meets the conditions set out in Section 5.4 below.

5.4	In the event that the Lease Metal should include Unallocated Metal, Lessee shall be allowed to fabricate the Unallocated Metal into a Metal Unit (“Fabrication”) provided it gives the Lessor at least 5 days notice of its intention to fabricate such Metal Unit(s) and it meets the conditions set out in Section 5.4 below.

5.5	Lessee may carry out a Refabrication or Fabrication provided it:

(i)	either carries out such process itself or obtains the prior written consent of Lessor to use a third party reasonably agreeable to Lessor;

(ii)	should such process be carried out at a location other than the Facilities, shall be responsible for all shipping to such premises and all costs associated with shipping and refabrication including the purchase of any Additional Metal;

(iii)	should such process be carried out by a third party, shall ensure that Lessor and third party have entered into a collateral access agreement in form and substance agreeable to Lessor in its sole discretion;

(iv)	upon the commingling of any Additional Metal into the Lease Metal, hereby covenants and agrees that ownership and title to any Additional Metal used in connection with the process shall pass to Lessor and neither Lessee nor any third party shall retain any property or other interest in or Lien over, the Lease Metal or the Additional Metal; and

(v)	on production of a fabricated or refabricated Metal Unit, shall notify Lessor of the serial number of the new Metal Unit and the relevant Lease shall be amended accordingly and any Additional Metal shall be considered to form part of this Master Lease Agreement and the relevant Lease.

Portions of this Exhibit, as indicated by [***], are omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.	Return

6.1	Upon the termination of a Lease or the renewal of a Lease where the Quantity of Metal set out in the Lease Amendment or Renewal is smaller than that set out in the Initial Lease, the Lessee shall return the Lease Metal (or the applicable portion thereof), to the Return Location and, in the case of a:

(i)	terminated Lease, in the Quantity originally deemed delivered by the Lessor on the Closing Date, subject to Section 6.3; and

(ii)	renewed Lease, in the quantity equal to the difference between the Quantity set out in the Initial Lease and the Quantity set out in Lease Amendment or Renewal.

6.2	The Lessee will pay all costs associated with the shipping and/or return of the Metals.

6.3	Notwithstanding the foregoing, the Lessee at least two (2) Business Days prior to the end of the applicable Lease Term may, by written notice to the Lessor, elect to make payment for the Lease Metal that it is otherwise required to return rather than making physical delivery. Such payment shall be computed in accordance with the provisions of the last sentence of Section 2.3 hereof.

6.4	Notwithstanding anything herein to the contrary, in the event of a Default pursuant to Section 7 or the failure by Lessee to comply with this Section 6, with such failure remaining uncured for five (5) Business Days, Lessor shall be entitled to enforce its rights as the Lessor and retrieve all Lease Metal from the Facilities and Lessee shall bear all costs associated with such retrieval. If this lease is recharacterized under applicable law as a secured transaction Lessor shall be entitled to enforce its rights of repossession as a secured creditor, including but not limited to all of its rights under the Uniform Commercial Code as adopted in the State of New York and any other applicable jurisdiction. Lessee undertakes and covenants to cooperate and assist the Lessor with the retrieval or repossession of all Metals during a Default.

7.	Default

7.1	It is hereby understood and agreed that in the event Lessee shall:

(i)	fail to return to Lessor any Lease Metal upon termination of the Lease Term or, in accordance with Section 2, or fail to pay any purchase price, Lease Fee, interest or any other amount due hereunder or under any Lease; and such failure shall remain unremedied for five (5) days; or

(ii)	make any representation or warranty hereunder that is incorrect in any material respect; or shall breach in any manner any covenant or undertaking hereunder or shall fail to perform or observe, in any respect, any other term or provision contained in this agreement and such breach of covenant or failure to perform or serve shall remain unremedied for ten (10) days; or

(iii)

(1) dissolve (other than pursuant to a consolidation, amalgamation or merger); (2) become insolvent or unable to pay its debts or fail or admit in writing its inability generally to pay its debts as they become due; (3) make a general assignment, arrangement or composition with or for the benefit of its creditors; (4)(A) institute or have instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) have instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within 15 days, or such other time period as may agreed to by the Lessor in its sole discretion provided the Lessee is defending such proceedings in good faith, of the institution or presentation thereof; (5) have a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seek or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) have a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 15 days thereafter; (8) cause or subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) above (inclusive); or (9) take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

(iv)	suffer the occurrence of any loss, theft or destruction of, or damage to, any of the Lease Metal that is not covered by a policy of insurance under which Lessor has been named the loss payee, or the occurrence of any attachment of a Lien on any of the Lease Metal which is not discharged within ten (10) days after the date of such attachment;

(v)	suffer a default or an event of default under any credit facility or any other precious metal consignment or leasing facility to which the Lessee is a party which results in the obligations of the Lessee thereunder becoming accelerated (whether automatically or at the election of the lender or lessor, as applicable); or

(vi)	suffer a default under any Specified Agreements.

then, in any such event, the Lessor shall have the right (but not the obligation) to terminate this Master Lease Agreement and any Leases (including any renewal Leases) entered into hereunder by delivery of written notice of such termination to Lessee and demand the return of any Metal leased to Lessee under this Master Lease Agreement; provided, however, that any Default under Section 7.1(iii) shall constitute an automatic termination event without any need for Lessor to deliver written notice of such termination or demand. Any return of Metal under this Section 7.1 shall be made in accordance with the terms of Section 6 of this Master Lease Agreement.

7.2.	Without prejudice to any other remedy at law, in the event of an early termination triggered by the provisions set out in Section 7.1, Lessee shall pay to Lessor all costs of physical recovery of the Lease Metal, including costs and expenses.

8.	Representation and Undertakings

8.1	The Lessor represents and warrants to the Lessee that Lessor has full power and authority to lease, deliver and sell the Lease Metal pursuant to this Master Lease Agreement. Any Lease Metal sold pursuant to this Master Lease Agreement shall be free and clear of any and all liens or other encumbrances.

8.2	The Lessee represents and warrants to the Lessor on the date of this Master Lease Agreement and on each day for the duration of the Master Lease Agreement that:

8.2.1	it has the power and authority to own its assets and to conduct its business as presently conducted;

8.2.2	it has the power to enter into and exercise its rights and perform and comply with its obligations under this Master Lease Agreement, each Lease and each Specified Agreement, and this Master Lease Agreement, each Lease and each Specified Agreement, are or will be valid, legally binding and enforceable against the Lessee, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies;

8.2.3	all actions required to be taken and conditions required to be fulfilled (including the obtaining of any necessary consents) have been taken or fulfilled in all respects in order to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under the Master Lease Agreement, each Lease and each Specified Agreement;

8.2.4	its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Master Lease Agreement, each Lease and each Specified Agreement do not and will not violate:

(i)	any law to which it is subject; or

(ii)	any of its organizational documents; or

(iii)	any agreement to which it is a party or to which its properties are bound; or

(iv)	any order or decree which is binding upon Lessee;

8.2.5	should it use any Additional Metal as provided for in Section 5 it will have absolute and encumbered title to that Additional Metal free of all Liens.

8.4

The Lessee shall permit agents or representatives of Lessor to inspect, during normal business hours and upon reasonable notice, or at its own discretion should the Lessee be in Default, any Lease Metal to the Lessee hereunder and/or the Lessee’s books and records solely as they relate to such Lease Metal, and Lessee agrees to make and deliver to Lessor abstracts or reproductions of such portions of such books and records at the reasonable request of the Lessor

(collectively, the “Metal Information”); provided that the Lessor shall keep confidential, and shall cause its agents and representatives to keep confidential, and shall not, and shall not permit its agents or representatives to, directly or indirectly, without the prior written consent of the Lessee, disclose to any third party or otherwise any Metal Information except: (i) to the extent the Metal Information is already in the public domain; or (ii) to its board of directors and employees; or (iii) to its professional advisers; or (iv) as may be required by any applicable law.

8.5	The Lessee shall not create or permit the creation of any Lien of any kind with respect to the Lease Metal, Additional Metal or any Metal Unit, and shall defend Lessor’s interest in the Metal and /or Additional Metal and/or against any claims and demands of any persons at any time claiming the same or any interest therein. The Lessee shall notify Lessor as soon as reasonably practicable of the occurrence of any loss, theft or destruction of the Metal and/or Additional Metal of which it is aware.

8.6	Until such time as the Lease Metal received from Lessor is returned, recovered or repossessed to Lessor or purchased by Lessee, Lessee shall afford the Lease Metal no less safekeeping protection than it affords its own property.

8.7	Lessee shall procure insurance coverage reasonably satisfactory to the Lessor for the Leased Metal in such amounts and covering such risks as is usually carried by companies engaged in a similar business; Lessee shall provide Lessor with a certificate evidencing such insurance, naming Lessor as the loss payee, and stating that Lessor shall be given at least thirty (30) days prior written notice in the event of termination or expiration of the policy. Lessee shall be responsible for all loss, damage, or disappearance of the Lease Metal from any cause whatsoever from the time the Lease Metal is made available to the Lessee at the Facilities until the Lease Metal is received by Lessor at the Return Location in substantially the same condition as it was received by the Lessee; provided that such Metal shall be required to meet the standards set forth on Schedule 1 and Schedule 2 hereto, as applicable

9.	Lessee Covenants

The Lessee covenants:

9.1	that it shall not enter into any lease agreement or financing agreement with any third party for platinum or rhodium to be used in the operation of its continuous filament mat business in the Facilities during the duration of this Master Lease Agreement.

9.2	that it shall not enter into any lease, financing, security or other agreement in relation to the Lease Metal or Additional Metal or Metal Units or Unallocated Metal which would or might interfere with the Lessor’s absolute and unencumbered title in the Lease Metal or restrict the Lessor’s ability to regain possession of the Lease Metal or Additional Metal in any Metal Unit or the Lease Metal or Additional Metal contained in a Metal Unit fabricated or refabricated in accordance with Section 5.

9.3	that each month during the Lease Commitment Period and the Lease Term, the Lessee shall provide the Lessor with a certified inventory of the Lease Metal and Additional Metal and Metal Units held at the Facilities and any Unallocated Metal and shall promptly inform the Lessor of any damage to or loss of Lease Metal, Additional Metal or Unallocated Metal.

9.4	that the Lessee shall permit agents or representatives of Lessor to inspect, during normal business hours and upon reasonable notice, or at its own discretion should the Lessee be in Default, any Lease Metal to the Lessee hereunder and/or the Metal Information request of the Lessor.

10.	Force majeure

10.1	If the performance of any obligation under this Master Lease Agreement is prevented by acts of God or the public enemy, casualty, accidents, nuclear incidents, acts, laws, orders or regulations or any government or department or agency thereof acting in either its sovereign or contractual capacity, nationalization of entities, fire, floods, strikes, work stoppages, slowdowns or other job actions, freight embargoes, shortages of fuel or other items, delay in transportation, boycotts and insurrections, revolutions, wars or other civil or military disturbances, inability to obtain Alloy or Metal as a result of shortages, or any other cause beyond the control and without the fault or negligence of the party affected thereby, such party will be excused from such performance to the extent of the duration of such interference or the direct effects thereof, provided, however, that the duration of any such period in which such party will be excused from performance will not exceed one month and provided further that the Lessee shall continue to pay the rental provided that Lease Metal had been previously delivered by the Lessor to the Lessee.

10.2	If this period of one month is exceeded, then the parties will meet in order to decide whether and under what condition this Master Lease Agreement can be performed.

11.	Amendments

This Master Lease Agreement (together with the details of each Lease and any amendments thereto and the Tripartite Agreement) constitutes the entire understanding between the parties with respect to Lease Metal and the lease thereof to Lessee, and this Master Lease Agreement may not be amended except in writing signed by both parties or as otherwise provided in Section 2 hereof.

12.	Notices

All notices hereunder shall be in writing and deemed given when received (by mail or facsimile) at the respective parties address set forth below:

To Lessor:	DB Energy Trading LLC c/o Deutsche Bank AG London branch 1 Winchester House
Great Winchester Street
London EC2N 2DB

Tel: +44 20 7545 3745
Facsimile: +44 20 7545 1280
Attn: Precious Metal Department

To Lessee:	AGY Holding Corp.
2556 Wagener Road
Aiken, South Carolina 29801
Attention: Chief Financial Officer
Tel: 803-643-1257
Facsimile: 803-643-1180

Each party’s designated address may be changed by notice to the other party which shall be effective upon receipt.

13.	Assignment

The Lessee may not assign, transfer or dispose of any of its rights or delegate its obligations in any way under this Master Lease Agreement or any Lease.

14.	Bankruptcy

Each of the parties hereto intends and agrees to the other that (i) it is a “financial participant” and/or “forward contract merchant”, as each such term is defined in Section 101 of Title 11 of the United States Code (as amended from time to time, the “Bankruptcy Code”) and (ii) this Master Lease Agreement constitutes a “forward contract” under Section 101(25) of the Bankruptcy Code.

15.	Settlement of Dispute

15.1	Dispute Resolution. If there shall be any dispute, controversy or claim (“Dispute”) between the parties arising out of, relating to, or connected with this Master Lease Agreement or any Lease, the breach, termination or invalidity hereof, or the provisions contained herein or omitted herefrom, the parties shall use their best efforts to resolve the matter on an amicable basis and in a manner fair and equitable to the parties. If one party notifies the other party that a Dispute has arisen and the parties are unable to resolve such Dispute within ten (10) days from such notice, then the matter shall be referred to the Chief Operating Officer of Lessor and the Chief Executive Officer of Lessee, who shall act by unanimous consent on all such matters. No recourse to arbitration under this Master Lease Agreement shall take place unless and until such representatives of the parties have been unable to resolve the Dispute within ten (10) days after the expiration of the ten (10) day period referred to above.

15.2	Arbitration. The parties irrevocably agree that any Disputes, that are not resolved shall be finally settled by arbitration in New York City, New York, by three arbitrators appointed and proceeding in accordance with the Rules of Arbitration (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”) as the exclusive means of resolving such disputes. For purposes of appointing such arbitrators, each party shall appoint one arbitrator. The third arbitrator shall be selected by the two party-appointed arbitrators or, failing agreement within five (5) days after the party-appointed arbitrators have been confirmed, by the ICC in accordance with the ICC Rules. In addition:

15.2.1	All submissions and awards in relation to arbitration under this Master Lease Agreement shall be made in English and all arbitration proceedings and all pleadings shall be in English.

15.2.2	Any monetary award shall be made in U.S. Dollars.

15.2.3

Any award shall be final and not subject to appeal and the parties hereby waive all challenge to any award by the arbitrators under this Section 15. The decision of the arbitrators shall be final and binding on the parties and may be presented by any party for enforcement in any court of competent jurisdiction. In any such enforcement action, irrespective of where it is brought, no party will (and the parties hereby waive any right to) seek to invalidate or modify the decision of the arbitrators or otherwise to invalidate or circumvent the procedures set forth in this Section 15. Further, the parties understand and agree that the provisions of this Section 15 may be specifically enforced by injunction or otherwise in any court of competent jurisdiction.

15.2.4	The fees and expenses, if any, of the arbitrators shall be shared by the parties in inverse proportion to their respective success on the merits and such allocation of fees and expenses shall be calculated by the arbitrators and shall be conclusive and binding on the parties.

15.3	Confidentiality of the Arbitration. Except as may be required by applicable Law, stock exchange rules, Governmental Authorities, or in connection with the ordinary course operation of their respective businesses, the parties agree to maintain confidentiality as to all aspects of the arbitration, including its existence and results, except that nothing herein shall prevent any party from disclosing information regarding the arbitration for purposes of enforcing the judgment of the arbitral tribunal or in any court proceedings involving the parties. The parties further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

16.	Indemnity

Lessee agrees to indemnify and hold harmless Lessor from and against, and shall promptly on demand pay to Lessor the amount of, all costs, charges, losses, demands, liabilities, third party claims and expenses (including, without limitation, legal fees) properly incurred or suffered by Lessor in connection with this Master Lease Agreement (including each document executed in accordance herewith) save where such costs, charges, etc. are solely attributable to the gross negligence or willful misconduct of the Lessor.

17.	Governing Law.

This Master Lease Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflict of laws principles.

16.	Counterparts.

This Master Lease Agreement may be signed by facsimile or other electronic method of transmission and in any number of counterparts with the same effect as if the signatures thereto and hereto were original and upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Master Lease Agreement to be executed by their duly authorized representative as of the date first above written.

DB ENERGY TRADING LLC, as Lessor

By:
Name:
Position:
Date:

AGY HOLDING CORP., as Lessee

By:
Name:
Position:
Date: